Stradley Ronon Stevens & Young, LLP 2005 Market Street, Suite 2600 Philadelphia, PA 19103-7098 (215) 564-8000

Direct Dial: (215) 564-8198

August 28, 2019

Strategy Shares

36 North New York Avenue

Huntington, NY 11743

Re:    Legal Opinion-Securities Act of 1933

Ladies and Gentlemen:

We have examined the Agreement and Declaration of Trust (the “Declaration”) of Strategy Shares (the “Company”), a series statutory trust organized under the Delaware Statutory Trust Act, the By-Laws of the Company, all as amended to date, and the various pertinent corporate proceedings we deem material. We have also examined the Notification of Registration and the Registration Statement filed on behalf of the Company under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and the Securities Act of 1933, as amended (the “Securities Act”), all as amended to date, as well as other items we deem material to this opinion.

The Company is authorized by the Declaration to issue an unlimited number of shares of beneficial interest, all without par value and, consistent with authority contained in the Declaration, the Company’s Board of Trustees (the “Board”) has established and designated shares of the Strategy Shares EcoLogical Strategy ETF, Strategy Shares Nasdaq 7 HANDL™ Index ETF and Strategy Shares US Market Rotation Strategy ETF series of the Company (together, the “Series”).

The Company has filed with the U.S. Securities and Exchange Commission (the “Commission”), registration statement under the Securities Act, which registration statement are deemed to register an indefinite number of shares of the Series pursuant to the provisions of Section 24(f) of the Investment Company Act. You have further advised us that the Company has filed, and each year hereafter will timely file, a Notice pursuant to Rule 24f-2 under the Investment Company Act perfecting the registration of the shares sold by the Series during each fiscal year during which such registration of an indefinite number of shares remains in effect.

You have also informed us that the shares of the Series have been, and will continue to be, sold in accordance with the Company’s usual method of distributing its registered shares,

under which prospectuses are made available for delivery to offerees and purchasers of such shares in accordance with Section 5(b) of the Securities Act.

Based upon the foregoing information and examination, so long as the Company remains a valid and subsisting entity under the laws of its state of organization, and the registration of an indefinite number of shares of a Series remains effective, the authorized shares of that Series when issued for the consideration set by the Board pursuant to the Declaration, and subject to compliance with Rule 24f-2, will be legally outstanding, fully-paid, and non-assessable shares, and the holders of such shares will have all the rights provided for with respect to such holding by the Declaration and the laws of the State of Delaware.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement of the Company, along with any amendments thereto, covering the registration of the shares of the Series under the Securities Act and the applications, registration statement or notice filings, and amendments thereto, filed in accordance with the securities laws of the several states in which shares of the Series are offered, and we further consent to reference in the registration statement of the Company to the fact that this opinion concerning the legality of the issue has been rendered by us. This does not constitute a consent under Section 7 of the Securities Act, and in so consenting we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 or under the rules and regulations of the Commission issued thereunder.

Very truly yours,

STRADLEY RONON STEVENS & YOUNG, LLP

BY:/s/ Michael P. O’Hare

Michael P. O’Hare, Partner